EXHIBIT 99.1

FEDERATED DEPARTMENT STORES, INC.
Contacts:
Media - Jim Sluzewski
513/579-7764

Investor - Susan Robinson
513/579-7780

FOR IMMEDIATE RELEASE

FEDERATED COMPLETES MERGER WITH MAY COMPANY

CINCINNATI, OHIO, August 30, 2005 -- Federated Department Stores, Inc. today announced it has completed its merger with The May Department Stores Company. The merger became effective prior to the opening of trading this morning on the New York Stock Exchange.

Under terms of the merger agreement, May Company shareholders as of the time of merger on Aug. 30, 2005, will receive $17.75 in cash and 0.3115 shares of Federated common stock for each share of May Company common stock.

"Today is a landmark day in the history of our company. Two great organizations have come together, and we see tremendous opportunity ahead," said Terry J. Lundgren, Federated's chairman, president and chief executive officer. "We see opportunity to bring distinctive fashion and affordable luxury to our customers, opportunity for our people to grow and develop, opportunity to increase shareholder value, and opportunity to be a stronger partner for our communities.

"We will be meeting with the May Company organization and continuing to learn more about its business so we can make the best possible long-term decisions," Lundgren said. "In the short term, we are firmly focused on serving customers and delivering results through the holiday selling season."

Federated expects to operate all May Company stores under their existing nameplates at least through the end of 2005. Conversion of most May Company locations to the Macy's nameplate is expected in fall 2006, consistent with Federated's announcement of July 28. Also as previously announced, divestiture of duplicate May Company and Macy's locations will begin in 2006.

The company reiterated its pledge to May Company associates that there will be no workforce reductions or job eliminations as a result of the merger prior to March 1, 2006.

Consistent with previous announcements, a cash dividend of 25 cents per share will be paid on

Oct. 3, 2005, to Federated shareholders of record as of the close of business on Aug. 29, 2005. A cash dividend of 24.5 cents will be paid on Sept. 15, 2005, to May Company shareholders of record as of the close of business on Aug. 29, 2005.

The company said it has identified an additional seven duplicate stores in California, New York and Massachusetts it intends to divest in 2006. As described in Federated's news release of July 28, 2005, the company has continued to review its portfolio of stores. These additional locations were identified for divestiture in conjunction with discussions with state regulatory agencies reviewing the merger and are subject to certain conditions. They are:

  Filene's in Cape Cod Mall in Hyannis, MA (81,000 square feet; 207 employees; opened in 1970).
  Lord & Taylor in Walt Whitman Mall in Huntington Station, NY (120,000 square feet; 218 employees; opened in 1998).
  Lord & Taylor in South Shore Mall in Bay Shore, NY (125,000 square feet; 186 employees; opened in 1998).
  Macy's West in Fashion Island in Newport Beach, CA (83,000 square feet, 169 employees, opened in 1995).
  Macy's West in Simi Valley Town Center in Simi Valley, CA (107,000 square feet; scheduled to open in October 2005). Macy's intends to open and support this store until divestiture, as well as to fulfill its lease obligation.
  Macy's West in Westminster Mall in Westminster, CA (175,000 square feet; 216 employees; opened in 2002).
  Macy's West's men's/home store in The Promenade in Woodland Hills, CA (81,000 square feet; 150 employees; opened in 1993). Following this divestiture, men's and home merchandise will be integrated into the remaining Macy's in that mall.

These seven locations join a list of 68 stores nationwide that Federated announced on July 28 it intends to divest as part of a plan to convert May Company nameplates nationwide to Macy's. The 75 stores currently identified for divestiture accounted for approximately $2.1 billion in 2004 sales. Federated reiterated its intention to comply with all existing lease and operating agreements.

In addition, Federated confirms that it intends to divest either the Filene's or Macy's East store in downtown Boston. The specific store to be divested has not yet been determined.

Once duplicate stores are divested, their workforces will be integrated into nearby Macy's and/or Bloomingdale's stores. The company expects to employ all management personnel in good standing from all stores and to offer positions to the vast majority of associates.

Federated continues to expect to close in the fiscal third quarter on the previously announced sale of its owned proprietary and Visa credit receivables to Citigroup.

All statements in this press release that are not statements of historical fact are forward-looking statement disclaimers within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with 2004 sales of more than $15.6 billion. With the May Company's 487 department stores and 710 bridal and formalwear stores in 47 states, the District of Columbia and Puerto Rico, Federated operates nearly 950 department stores and more than 700 bridal and formalwear stores in 49 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, Lord & Taylor, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's, The Jones Store, David's Bridal, After Hours Formalwear and Priscilla of Boston. The company also operates macys.com and Bloomingdale's By Mail.

(NOTE: Additional information on Federated, including past news releases, is available at www.fds.com/pressroom)